Exhibit 10.9

FINAL DRAFT

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (the "Second Amendment") dated as of February 13, 2004, by and between FIRST STATES INVESTORS 228 LLC, a Delaware limited liability company ("Landlord"), and SSB REALTY LLC, a Delaware limited liability company ("Tenant").

WITNESSETH

WHEREAS, Kingston Bedford Joint Venture LLC ("KBJV") and Tenant entered into a Lease dated May 9, 2001, as amended by First Amendment dated as of August 15, 2003 (the "Lease") for certain space described in the First Amendment as the "Original Premises," the "Second Floor Additional Space" and "Storage Space" (together the "Premises") in the building (the "Building") known as One Lincoln Street, Boston, Massachusetts 02110, with an option to add the appurtenant parking garage ("Garage") to the Premises; and

WHEREAS, on February     , 2004, (the "Effective Date") Landlord succeeded to the interest of KBJV by deed dated February     , 2004 and recorded with Suffolk Registry of Deeds simultaneously with the execution of this Second Amendment; and

WHEREAS, Landlord and Tenant mutually intend and desire further to modify the Lease on and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, each to the other paid, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, hereby agree as follows:

1. Annual Fixed Rent. From and after the Effective Date, the definition of Annual Fixed Rent for the initial Term set forth in Section 1.2 of the Lease is hereby deleted and the following new definition of Annual Fixed Rent for the initial Term is inserted in its place:

(a)	Initial Term

(i)
For the entire Premises for which rent is payable (namely the Original Premises and Second Floor Additional Space, but not the Storage Space) from and after the Effective Date through the last day of the calendar month in which the twentieth (20th) Lease Anniversary Date occurs, at a rate per annum equal to the product of:

(a)	Sixty Two Dollars and Thirty Three Cents ($62.33); and

(b)	1,024,998, being the number of Rentable Square Feet of space included within the Premises, exclusive of Storage Space.

(ii)
Annual Fixed Rent shall be pro rated as of the Effective Date and paid for the month in which the Effective Date occurs, less the amount equal to the portion of Annual Fixed Rent previously paid for that month attributable to the balance of the month from and after the Effective Date.

(b)	Extended Terms

The provisions of Article 21 shall remain applicable to Annual Fixed Rent for any extension of the Lease Term.

2. Management; Tenant's Election as to Services

2.1 Management of Building.

(a) From and after the Effective Date, First States Management Corp., LLC ("FS Management"), a subsidiary of American Financial Realty Trust, the parent company of Landlord, has been delegated by Landlord to assume responsibility for management of the Building. FS Management has been authorized to engage The Gale Company ("Gale") as its on-site building manager. There shall be no incremental cost to Tenant for or due to the services of Gale or any subsequent on-site building manager selected by Landlord and the total management fee to be passed through as an Operating Expense shall in no event in any Operating Year exceed the management fee specified in Section 6.2.1 (b)(ix) (the "Management Fee"). Subject to Tenant's rights hereinafter set forth, the term of any contract or other arrangement with Gale as the on-site building manager shall not exceed a period of two (2) years following the Effective Date, and may not be extended unless Tenant fails to exercise its rights under subparagraph (b) below, provided that any extension shall nevertheless be subject to termination as provided in subparagraph (b). Unless Tenant elects to self-manage the Building as hereinafter provided, there shall be an on-site building manager at all times the Lease is in effect. If Landlord or FS Management elects to replace Gale with another on-site building manager selected by Landlord or FS Management during the two (2) year period following the Effective Date, Landlord or FS Management shall not select a replacement on-site building manager against whom Tenant has a reasonable objection. Any contract or other arrangement with a replacement on-site building manager selected by Landlord, FS Management or Tenant (other than Gale) shall be terminable immediately for cause, and otherwise upon not more than thirty (30) days prior notice.

(b) From and after the second anniversary of the Effective Date, Tenant shall have the right at any time and from time to time thereafter during the Lease Term to designate a qualified on-site building manager, subject to the approval of Landlord and its lender, which approval shall not be unreasonably withheld, delayed or conditioned. Upon receipt of notice from Tenant and approval of Tenant's designee as aforesaid, Landlord shall promptly and diligently proceed to terminate any contract or other arrangement with the on-site building manager then engaged so that Tenant's designee (or any successor to Tenant's designee selected in accordance with this Section) may promptly assume the duties of an on-site building manager as expeditiously as possible, but in no event later than sixty (60) days after Tenant's notice.

(c) The person or entity from time to time acting as the on-site building manager during the Lease Term shall perform its property management duties in a timely, complete and professional manner consistent with the highest level of property management services then provided at comparable first class buildings in the Boston Central Business District (the "Management Standard"). If Gale or a replacement on-site building manager selected by Landlord or FS Management persistently fails to perform its duties in conformity with the Management Standard (a "For Cause Event"), Tenant shall notify Landlord of such For Cause Event, setting forth in reasonable detail the manner in which the performance of the on-site building manager has failed to comply with the Management Standard. If the basis for the For Cause Event shall not have been cured to Tenant's reasonable satisfaction within thirty (30) days after such notice, or if a For Cause Event occurs more than twice in any twelve (12) month period, Landlord shall promptly and diligently proceed to cause the on-site building manager to be replaced by a qualified on-site building manager designated by Tenant. In addition, Landlord shall have the right to notify Tenant of Landlord's belief that a For Cause Event has occurred with any on-site building manager selected by Tenant, or with Tenant should it provide its own on-site building manager services, Landlord shall have corresponding notice rights to Tenant, who shall have corresponding cure rights, and failing cure to Landlord's reasonable satisfaction within thirty (30) days after such notice, Landlord shall have the right to designate a replacement on-site building manager, subject to the provisions of this Section 2.1. The fees of any on-site building manager designated by Tenant shall be included in Operating Expenses, but excluded from the determination of the maximum Management Fee payable to FS Management.

(d) At all times, whether designated by Landlord, FS Management or Tenant, the on-site building manager shall be engaged by and through FS Management pursuant to a separate written agreement, but Landlord and Tenant shall have joint and equal rights to receive information from and to give direction as to day to day operations of the Building to the on-site building manager. In the event of any conflict as to direction as between Landlord and Tenant, the directions of Tenant shall control pending resolution of the disagreement between Landlord and Tenant pursuant to Article 30 of the Master Lease.

(e) Tenant as Sublandlord and KBJV as Subtenant have entered into a Sublease (the "Sublease") dated as of October 1, 2003 for 5,215 Rentable Square Feet on the seventh (7th) floor of the Building of which approximately 2,500 Rentable Square Feet is to be used as the Management Office and the balance as a Development Office. Landlord has succeeded to KBJV's interest in the Sublease. If Tenant requires replacement of Gale as the on-site building manager in accordance with sub-paragraphs (b) or (c) above and Landlord exercises its right to relinquish the Development Office as permitted under the Sublease, then Tenant, and not Landlord, shall be responsible for erecting a demising wall between the Management Office and the Development Office and Tenant further agrees, in such event, to waive the Termination Fee (as defined in the Sublease) otherwise payable by Landlord thereunder. Should Gale no longer be the on-site building manager, Landlord shall cause the Management Office to be available to the party or entity which is the then on-site building manager.

(f) Any contract or other arrangement with an on-site building manager shall be subject to the foregoing provisions of this Section 2, including, without limitation, provisions for performance, termination, furnishing of information and compliance with directions; the last sentence of Section 7.6(a) of the Lease is hereby deleted.

2.2 Tenant's Election To Perform Certain Building Services.

(a) At any time during the Term of the Lease, when and for so long as the Premises includes all of the Office Space in the Building, Tenant shall have the right, upon thirty (30) days prior written notice to Landlord, to elect to take over responsibility for janitorial, security, and other building services specified in Tenant's notice, in which event Landlord's obligations under Sections 7.3, 7.4, 7.6, 20.12, 20.29 and Exhibit D (including Schedule 1 thereof) shall be suspended as applicable to the service(s) assumed, for the duration of the period in which Tenant continues to have responsibility for performance of any one or more of such services ("Tenant's Control Period"). Tenant shall not terminate Tenant's Control Period as to any one or more service(s) assumed by Tenant until Tenant shall have given Landlord not less than sixty (60) days' prior notice of Tenant's intention to terminate Tenant's Control Period with regard to such enumerated service(s). Subject to such sixty (60) day notice requirement, Landlord's obligations arising under the aforementioned provisions of the Lease shall be reinstated at such time as Tenant's Control Period is no longer in effect as to any such service no longer assumed by Tenant. All such services assumed by Tenant shall be furnished and provided by Tenant to at least the standard(s) for service established in this Lease (inclusive of the Exhibits attached hereto).

(b) During the Tenant's Control Period, Tenant shall directly engage and pay the applicable vendors for the costs and expenses of providing the assumed services (such costs, the "Assumed Services Costs"). If Operating Expense (exclusive of Assumed Services Costs) for any Operating Year are equal to or greater than Base Operating Expenses, Tenant shall pay all Assumed Services Costs without reimbursement by Landlord, and the Assumed Services Costs shall be excluded from Operating Expenses. If Operating Expenses (exclusive of Assumed Services Costs) for any Operating Year are less than Base Operating Expenses, Landlord shall, within thirty (30) days following the end of such Operating Year, reimburse Tenant in an amount equal to the Assumed Services Costs for such Operating Year less the positive difference, if any, between (i) the sum of (A) Operating Expenses (exclusive of any Assumed Services Costs) and (B) Assumed Services Costs for such Operating Year and (ii) Base Operating Expenses. Tenant shall, at Landlord's request, provide to Landlord a detailed description of the services provided and written evidence of Tenant's payment of the Assumed Services Costs. Only that portion of the Assumed Services Costs, if any, that is reimbursed by Landlord to Tenant shall be included in Operating Expenses for the applicable Operating Year, but the full amount of thereof, whether or not reimbursed by Landlord, shall be included in gross rent to calculate the Management Fee. If Landlord fails to reimburse Tenant for Landlord's allocable portion of the Assumed Services Costs as and when aforesaid, Tenant shall be entitled to set off the amount owed, together with interest at the Lease Interest Rate, against Annual Fixed Rent and other charges payable by Tenant under the Lease.

Notwithstanding the foregoing, Landlord and Tenant agree that, within thirty (30) days following the commencement of Tenant's Control Period and within thirty (30) days following the beginning of any Operating Year during Tenant's Control Period, Landlord and Tenant shall determine, based on the Operating Budget for the Property (and using the formula described above), the amount of anticipated Landlord reimbursements to Tenant for Assumed Services Costs for such Operating Year and Tenant shall pay Landlord monthly, in arrears, the pro rata portion of such anticipated reimbursements (the "Advance Reimbursements"); provided, however, that at no time shall the accumulated total of Advance Reimbursements in any Operating Year exceed the total amount of Assumed Services Costs paid by Tenant in such year. Within thirty (30) days following the end of each Operating Year, the Advance Reimbursements shall be reconciled against the actual amount of reimbursements payable by Landlord to Tenant under the formula described above and within thirty (30) days following such reconciliation, Landlord shall make payment to Tenant, or Tenant shall make payment to Landlord, for the underpayment or overpayment, as applicable.

3. Use. The following amendments relate to use:

3.1 The first sentence of Section 10.1 is hereby deleted and the following substituted: "Tenant may use and occupy the Premises for any lawful purpose customarily permitted in comparable first class office buildings in the Boston Central Business District from time to time."

3.2 Section 10.3 is hereby amended by adding the following sentence after the first sentence thereof:

"Anything herein to the contrary notwithstanding, but subject to the following sentence and Section 10.4 hereof, any cafeteria, day care center, health club or dining facilities in the Building may be used for the benefit of Tenant, its Affiliates, subtenants and all other occupants, if any, of the Building and the employees and invitees of any or all of them and, in Tenant's sole determination, by third parties."

3.3 Section 10.5 is hereby deleted.

3.4 Section 10.7 is hereby suspended and the following provision is substituted in lieu thereof for so long as the Premises includes all of the Office Space in the Building, but not otherwise:

"Subject to rights of others to use or have access to the main lobby of the Building (the "Main Lobby") if and to the extent provided by the Lease, agreements of record with abutters or any agreements entered into in connection with the granting of governmental approval for the construction and use of the Building, Tenant shall have exclusive control of the Main Lobby at no additional cost or charge, provided, however, that Tenant shall indemnify, defend and hold Landlord harmless from and against any loss, cost, liability or expense arising in connection with any third party tort claim arising from any occurrence within the Main Lobby at a time when Tenant had exclusive control thereover, unless such claim arose in connection with the negligence or willful misconduct of Landlord or any of its employees, guests or invitees, or in connection with any event in the Main Lobby held or sponsored by Landlord pursuant to the last sentence of this subsection. Tenant may also use and permit the use of the Main Lobby for special functions by Tenant, its Affiliates, subtenants and other occupants, if any, of the Building and, in its sole determination, by third parties. Landlord may similarly host or sponsor up to ten (10) special functions in the Main Lobby in any calendar year, provided the same do not conflict with the use of the Main Lobby or Building by Tenant or any subtenant or other occupant of the Building (as determined in Tenant's reasonable judgment), and further provided that Landlord assume all costs for cleaning, security and similar services of any kind that may be reasonably required in connection with such event."

4. Intentionally Omitted.

5. Notice. For the purposes of notice to Landlord under Section 20.9, the following shall be applicable:

To Landlord:
First States Investors 228, LLC
c/o First States Group, L.P.
1725 The Fairway
Jenkintown, PA 19046
Attn: Nicholas S. Schorsch
President and CEO
and Edward J. Matey Jr.
Senior Vice President and General Counsel
Telecopier: (215) 887-9856

with a copy to:	Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 Attn: Eric L. Stern, Esquire Telecopier: (215) 963-5001

6. Intentionally Omitted.

7. Right of First Offer. Article 24 is hereby deleted and the following substituted:

ARTICLE 24

Right Of First Offer On Sale

24.1 Right of First Offer.

(a) Provided that, at the time of exercise by Tenant, (i) no Event of Default or condition or state of facts which with the passage of time or giving of notice, or both, would constitute an Event of Default then exists, and (ii) this Lease is then in full force and effect, Landlord hereby grants to Tenant a right of first offer to purchase the Building and/or the Land or the entity owning the Building and/or the Land, or an interest in any of the foregoing (the "Right of First Offer") on the terms and conditions contained in this Article 24.

(b) If Landlord should, in Landlord's sole and exclusive judgment, at any time during the Term of this Lease determine that it would like to sell the Building and/or the Land or the entity owning the Land and/or the Building, or an interest in any of the foregoing, to a third party buyer which is not an Affiliate of Landlord or an Affiliate of any member of Landlord or any of their Affiliates (each an "Excepted Party"), Landlord shall deliver to Tenant a notice (the "Offer Notice" specifying the interest (the "Specified Interest") in the Land and/or the Building or in the entity owning the Land and/or Building that Landlord has determined to sell. The Offer Notice shall set forth the purchase price at which Landlord would be willing to sell the Specified Interest. Landlord shall have no obligation to give an Offer Notice to Tenant if Landlord desires to sell or convey an interest in the Building and/or Land or an interest in the entity owning the Building and/or Land to an Excepted Party.

(c) For the purposes of this Article 24, "sell" or "sale" shall also include an exchange of property or a master lease of the Land and Building in a single transaction for a term of sixty (60) years or more, or an assignment or other transfer in one or a related series of transfers resulting in a transfer, of fifty percent (50%) or more of Landlord's interest in the Land and/or the Building, or a transfer or a related series of transfers which amount to a transfer of an interest of fifty (50%) percent or more in Landlord (other than to an Excepted Party). Specifically excluded are a "sale" pursuant to a "sale/leaseback" financing transaction or other financing transaction, provided that Landlord's and Tenant's responsibilities to each other remain substantially the same.

24.2 Response to Offer: Due Diligence; Sale of Specified Interest to Tenant.

(a) Tenant shall have fifteen (15) days following receipt of the Offer Notice to respond, in writing, that Tenant is interested in exploring purchasing the Specified Interest (a reply notice expressing Tenant's interest in exploring purchasing the Specified Interest is referred to herein as a "Notice of Interest"). Tenant's failure to send Landlord a Notice of Interest, together with a good faith deposit in an amount equal to five percent (5%) of the Offering Price (the "Deposit"), within the fifteen (15) day period shall be deemed a waiver by Tenant of the Right of First Offer, except as provided in Section 24.3 hereof.

(b) If Tenant timely delivers a Notice of Interest and the Deposit as provided above, Tenant shall have until 5:00 p.m. local time on the thirtieth (30th) day following delivery of its Notice of Interest (the "Due Diligence Period"; the expiration of the Due Diligence Period being the "Due Diligence Deadline") to perform such title, survey, building condition, building income and expenses, legal compliance, environmental and third party tenant and other due diligence as is customary and appropriate for similar transactions in the Boston Central Business District (it being understood that Tenant shall not have any due diligence rights with respect to Tenant's Lease or other matters within Tenant's direct control). Landlord shall furnish to Tenant within three (3) days of its request therefor, but without any representation as to its completeness or accuracy (except as to the actual knowledge of Landlord's on-site property manager, as to materials delivered by Landlord or such on-site property manager as provided in Exhibit A), all pertinent information relating to the Property within the Landlord's control or possession or the possession of any of Landlord's agents or consultants, including without limitation, Landlord's attorneys, and shall permit inspections of the Property and operating systems. Should Tenant determine, in its sole but reasonable discretion, that the results of Tenant's due diligence investigations of the Specified Interest are not satisfactory to Tenant, Tenant may elect not to proceed with the purchase of the Specified Interest by sending Landlord a written withdrawal (a "Withdrawal") of its Notice of Interest on or before the Due Diligence Deadline, in which event Landlord promptly shall return to Tenant the Deposit and any interest accrued thereon, and the provisions of Section 24.3 shall take effect. The foregoing notwithstanding, any Withdrawal predicated upon due diligence investigations other than title, survey, building condition, building income and expenses, legal compliance, environmental and third party tenant due diligence of the Premises or the Building shall be delivered, is at all, not later than the fifteenth (15th) day of the Due Diligence Period. If Tenant fails to timely send a Withdrawal to Landlord as specified above, without further action of Landlord or Tenant, Landlord shall be obligated to sell the Specified Interest to Tenant, and Tenant shall be obligated to purchase the Specified Interest from Landlord, on the terms set forth in the Offer Notice, as supplemented by the terms and conditions set forth in this Article 24 and those certain additional terms and conditions enumerated in Exhibit A hereto.

(c) The closing of such sale of the Specified Interest (the "Closing") shall occur on the date (the "Closing Date") chosen by Tenant with at least two (2) Operating Days prior written notice to Landlord that is no more than thirty (30) calendar days after the Due Diligence Deadline, or another date, if any, which is mutually agreeable to the parties hereto. In the event of Tenant's default with respect to such purchase, Landlord's sole remedy shall be to retain the Deposit as liquidated damages and not as a penalty, it being understood that Landlord's actual damages for non-performance by Tenant may be difficult to ascertain. If the sale does not take place for reasons not the fault of Tenant, the Deposit shall be promptly refunded to Tenant. Any interest earned on the Deposit shall be paid to the party ultimately entitled to receive the Deposit.

24.3 Tenant's Failure to Accept Offer.

(a) If Tenant shall not reply to Landlord's Notice Offer within such fifteen (15) day period, or if in such reply Tenant declines to purchase the Specified Interest, or if a Notice of Interest is timely delivered to Landlord, but subsequently a Withdrawal is timely delivered or Tenant fails to close on the Closing Date for reasons not the fault of Landlord, and unless as specified in subsection (b) and (c) below, Tenant shall conclusively be deemed to have waived its rights under this Article 24, and Landlord shall be free to sell the Specified Interest, without re-offering the Specified Interest to Tenant, upon such terms and conditions as Landlord shall determine, but only on condition that (i) the purchase price for such sale shall be at least equal to one hundred three and one-half percent (103.5%) of the Offering Price offered to Tenant, net of any monetary concessions granted to the buyer not given to Tenant in the Offer Notice or Exhibit A and before the payment of brokerage commissions and other usual and customary costs of sale to a third party (i.e., not to Tenant under this right of first offer), and (ii) Landlord accepts a bona fide offer to purchase the Specified Interest for such purchase price within twelve (12) months, and the transaction closes within eighteen (18) months, after the date which is the earlier of (A) the date by which Tenant was required to reply to Landlord's Offer Notice or (B) the date of receipt by Landlord of a reply to Landlord's Offer Notice in which Tenant declines to purchase the Specified Interest.

(b) If within the time periods specified in subsection (a) above, Landlord shall (i) fail to sell the Specified Interest for a price which is at least equal to one hundred three and one-half percent (103.5%) of the Offering Price offered to Tenant (adjusted as provided in subclause (i) of Section 24.3(a), above), or (ii) fail to accept a bona fide offer to purchase the Specified Interest and close within the period(s) set forth in subparagraph (a) above, and if Landlord continues to desire to sell the Specified Interest, then the provisions of this Article 24 shall again become applicable, except that the Due Diligence Deadline specified in Section 24.2(b) shall be shortened until 5:00 p.m. local time on the fifteenth (15th) day following delivery of Tenant's Notice of Interest.

(c) If Landlord sells the Specified Interest for a price which is at least equal to one hundred three and one-half percent (103.5%) of the Offering Price offered to Tenant (adjusted as provided in subclause (i) of Section 24.3(a), above), pursuant to a bona fide offer to purchase the Specified Interest, which offer shall have been accepted by Landlord and closed within the period(s) as stated subparagraph (a) above, then Tenant's right of first offer as described in this Article 24 shall be deemed to have been waived with respect to such sale, but Tenant's right of first offer as provided herein shall nevertheless continue with respect to any subsequent decision by any subsequent Landlord or owner thereafter to sell an interest in the Land and/or the Building or in the entity owning the Land and/or the Building during the Lease Term.

(d ) At any time and from time to time, as reasonably requested by Landlord, upon not less than ten (10) days' prior notice, Tenant agrees to execute, acknowledge and deliver to Landlord a statement in writing and in recordable form certifying, if such be the case, that Tenant's right of first offer provided in this Article 24 has lapsed, or has been waived or is otherwise not applicable with respect to any particular transaction, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom Landlord may be dealing.

24.4 Intentionally Omitted.

24.5 Inapplicability. In no event shall the provisions of this Article 24 apply to a sale pursuant to an exercise of a power of sale or a foreclosure by a mortgagee or the acceptance of a deed in lieu of foreclosure by such mortgagee or its nominee.

8. Garage.

Landlord and Tenant shall enter into a lease for the Garage ("Garage Lease") to commence upon expiration or sooner termination of the existing lease with Valet Park of New England and vacating of the Garage by such tenant (for purposes of this section only, the "Commencement Date"). Landlord shall cause the Commencement Date to occur no later than July 1, 2004, and shall give Tenant at least thirty (30) days prior written notice of the reasonably anticipated Commencement Date. Attached hereto as Exhibit C is a summary of terms to be incorporated into the Garage Lease. For such time as the Garage Lease shall remain in effect, the provisions of Article 26 shall be suspended, and Articles 23, 31 and paragraphs 9(a), (b) and (c) of the First Amendment shall no longer be in force and effect. The foregoing notwithstanding, paragraph 9(d) of the First Amendment shall remain in effect during the Lease Term whether or not the Garage Lease is in force. If the Garage Lease is not executed and delivered by Landlord and Tenant by March 8, 2004, then at the sole option of Tenant exercised at any time thereafter in writing by notice to Landlord, this Section 8 of the Second Amendment shall no longer apply.

9. Lease Restructuring Fee. As of the Effective Date, Landlord shall pay Tenant a lease restructuring fee ("Lease Restructuring Fee") of Eight Million Six Hundred Fifty Eight Thousand, Two Hundred Fifty Nine Dollars ($8,658,259.00).

10. Landlord's Contributions. On or before the Effective Date, Tenant and Landlord shall agree on the aggregate amount of remaining payments in the nature of landlord's contributions due Tenant under the Lease (including, without limitation, unpaid Landlord's Contribution and unpaid Maximum Landlord's Delay Cost) which shall be funded into a mutually acceptable escrow account for payment to Tenant as and when due under the Lease.

11. Remaining Landlord's Work. Landlord and Tenant have agreed that the remaining Landlord's Work as concerns all floors of the Building except floors 10-14 inclusive, being the floors of which Tenant has not yet taken possession, is specified in Exhibit B hereto (the "Closing Punchlist"). Tenant shall take possession of the Remaining Floors on or before April 1, 2004 and shall complete a punch list of those floors as required by the Lease (the "Additional Punchlist," together with the Closing Punchlist and any other punchlists provided for in the Lease, the "Punchlists"). Landlord agrees to cause all work on the Punchlists to be completed as and when provided in the Lease.

12. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.

13. Entire Agreement. This Second Amendment (including the Exhibits attached hereto), together with the Lease and the First Amendment (and the Exhibits attached thereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in the Lease, as amended. No subsequent alteration, amendment, change or addition to the Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.

Counterparts. This Second Amendment may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Time of the Essence. Time is of the essence with respect to all payment, performance, notice and other obligations of the parties as provided in this Amendment.

Ratification. As amended hereby, the Lease is ratified and confirmed and declared to be in full force and effect.

IN WITNESS WHEREOF, parties have set their respective hands as of the date first above written.

LANDLORD:

FIRST STATES INVESTORS 228 LLC

By:	/s/ GLENN BLUMENTHAL

By:	/s/ GLENN BLUMENTHAL

	Name:	Glenn Blumenthal
	Title:	Vice President

TENANT:
SSB REALTY LLC

By:	/s/ DONALD E. CONOVER

	Name:	Donald E. Conover
	Title:	President and Manager

GUARANTOR:
State Street Corporation

By:	/s/ EDWARD J. RESCH

	Name:	Edward J. Resch
	Title:	Chief Financial Officer

EXHIBIT "A"

The following provisions correspond to Section 6 of the within Second Amendment, and Section 24.2(b) of the Lease as stated therein:

1. At Closing, Landlord shall convey title to the Property to Tenant by Massachusetts statutory (M.G.L.A.ch. 183, Sec. 11) quitclaim deed (the "Deed"), duly executed and acknowledged by Landlord and in proper form for recording, conveying good clear record marketable fee simple title to the real property to Tenant (or its nominee if specified in written notice from Tenant to Landlord delivered at least seven (7) days prior to the Closing), insurable as such by Tenant's title insurance company (which shall be a nationally-recognized title insurance company), subject to all matters of record. Notwithstanding the foregoing, however, Landlord agrees to discharge any mortgage liens and other voluntary encumbrances securing the payment of money due and owing by Landlord which currently exist or which may be placed on the Property by Landlord at any time up to and including the date of Closing (collectively, "Monetary Liens").

2. Prior to any entry to perform any soils or other intrusive on-site testing, Tenant shall give Landlord written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. Landlord shall have the right to approve or disapprove, in Landlord's sole discretion, such proposed soils or other intrusive testing within three (3) business days after receipt of such notice. If Tenant or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, Tenant shall provide to Landlord a portion of such sample being tested to allow Landlord, if it so chooses, to perform its own testing. Landlord or its representative may be present to observe any testing or other inspection performed on the Property. Upon the request of Landlord, Tenant shall promptly deliver to Landlord copies of any reports relating to any testing or other inspection of the Property performed by Tenant or its agents, employees or contractors. Tenant shall not contact any governmental authority without first obtaining the prior written consent of Landlord thereto, and Landlord, at Landlord's election, shall be entitled to have a representative on any phone or other contact made by Tenant to a governmental authority and present at any meeting by Tenant with a governmental authority. All due diligence materials delivered by Landlord or its on-site property manager shall be to such on-site property manager's actual knowledge, but without independent inquiry or investigation, true, correct and complete in all material respects.

3. Tenant shall maintain, and shall assure that its contractors maintain, commercial general liability and property insurance with a reputable insurer lawfully doing business in Massachusetts, with a Best's rating of A-X or better in amounts and in form and substance reasonably satisfactory to Landlord to insure against all liability of Tenant and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Tenant shall provide Landlord with evidence of such insurance coverage upon request by Landlord. Any such policy shall include a contractual liability endorsement which insures Tenant's indemnity obligations hereunder. Tenant shall (i) indemnify, defend and hold Landlord harmless from and against any and all liability, claims, demands, damages or expenses of any kind, including attorneys' fees, caused directly or indirectly by, or in any manner relating to, such entry upon the Property or the making of such tests and investigations or for any damages to the Property caused thereby and (ii) restore the Property as nearly as practicable to the condition existing immediately prior to the performance of such tests and investigations.

4. If the Closing does not take place for any reason whatsoever, Tenant shall not, directly or indirectly, disclose to any person or party or use in any manner any due diligence materials or any other information of Landlord acquired by Tenant with respect to Landlord or the Property. As a condition precedent to the return of the Deposit to Tenant under Section 24 of the Lease, if Tenant shall be entitled thereto, Tenant shall return to Landlord any and all due diligence materials, including, without limitation, copies of all surveys, tests and investigations prepared by or for the benefit of Tenant in connection with the Property.

5. REPRESENTATIONS AND WARRANTIES.

(a) Landlord represents and warrants to Tenant as follows:

(i) Landlord is and will be on the Closing Date a limited liability company duly organized and validly existing under the laws of the State of Delaware [or, if other, to be specified in Closing Certificate], and qualified to do business in Massachusetts, and Landlord has and will have on the Closing Date all necessary power and authority to: (A) carry on the business for which it has been organized; (B) own and operate the Property; and (C) enter into and perform Landlord's obligations hereunder.

(ii) Landlord has taken all actions required to be taken under the laws of the State of Delaware and under Landlord's operating agreement [or other constituent documents] to approve or authorize the consummation of the transactions contemplated hereunder.

(iii) The consummation of the transactions contemplated herein shall not constitute a violation of, be in conflict with, or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of Landlord's operating agreement or, to the actual knowledge of Landlord, any other agreement, lease, or other instrument by which the Property is bound.

(b) Tenant represents and warrants to Landlord as follows:

(i) Tenant is a [                                    ] duly organized, validly existing and in good standing under the laws of the State of Delaware, and shall by Closing, or promptly thereafter, be qualified to do business in the jurisdiction in Massachusetts, and Tenant has and will have on the Closing Date all necessary power and authority to: (A) carry on the business for which it has been organized; (B) own and operate the Property; and (C) enter into and perform Tenant's obligations hereunder.

(ii) Tenant has taken all actions required to be taken under the laws of the State of Delaware and under Tenant's partnership agreement, articles of incorporation and by-laws or articles of organization and operating agreement, as the case may be, to approve or authorize the consummation of the transactions contemplated hereunder.

(iii) The consummation of the transactions contemplated herein shall not constitute a violation of, be in conflict with, or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of Tenant's partnership agreement, articles of incorporation and by-laws or articles of organization and operating agreement, as the case may be, or any other agreement or other instrument to which Tenant is bound.

6. PRORATIONS AND CHARGES.

(a) At Closing, Tenant and Landlord shall prorate as of the Closing Date those items of income and expense that are capable of an exact determination. For those items of income and expense that are incapable of an exact determination as of the Closing Date, Tenant and Landlord shall make a good faith estimate of the closing prorations using the most recent ascertainable amounts of or other reliable information in respect to each such item of income and expense. Real estate taxes and assessments that are not yet due and payable shall be apportioned using the rates and valuation shown on the latest available tax bill. If percentage rent is payable pursuant to any of the tenant leases, Landlord shall be entitled to its prorata share of any percentage rent under any tenant lease for any fiscal year which includes the Closing Date, and the proration shall be based on the number of days in such fiscal year before Closing and the actual percentage rent due under any such tenant lease for the most recent period for which percentage rent was due and payable thereunder. Tenant and Landlord shall use their best efforts to obtain an exact determination of the remaining items of income and expense within sixty (60) days after the Closing Date, except for the bill for real estate taxes and percentage rent which may be available sometime after the sixtieth (60th) day after the Closing Date. On or before the sixtieth (60th) day after the Closing Date, Tenant shall deliver a report to Landlord, indicating which estimated closing items have been determinable, together with such documentation enabling Tenant to make such exact determination and the amount either owed by, or owed to, Landlord. Landlord shall have twenty (20) days to review such report and indicate its approval of such determinations. After approval of such report or after receipt of the actual bill for real estate taxes and/or percentage rent, if Tenant owes money to Landlord, Tenant shall promptly pay such overage to Landlord, or if Landlord owes Tenant money, Landlord shall promptly pay the amount so owed to Tenant. This provision shall survive the Closing for a period of one (1) year and the recording of the Deed and shall not be merged thereby. For purposes of computing any prorations required under this Section, the Closing Date shall be a day of income and expense to Tenant unless the Closing Date occurs on the last day of a month, in which event the Closing Date shall be a day of income and expense to Landlord. Tenant shall be obligated to pay the cost of any leasing commission or tenant improvements with respect to any new lease approved by Tenant prior to the Closing.

(b) At Closing, Landlord shall be charged the following:

(i) prorated general real estate taxes and assessments;

(ii) prorated charges for service contracts and any other obligations assumed by Tenant for which payments are made in arrears;

(iii) prorated prepaid rents and other charges prepaid under the tenant leases;

(iv) security deposits held by Landlord pursuant to the tenant leases;

(v) cost of any transfer taxes or deed stamps required to record the Deed;

(vi) one-half (1/2) of the escrow fee;

(vii) Landlord's attorneys' fees;

(viii) costs of discharging and releasing all Monetary Liens;

(ix) all other fees and costs to the extent expressly allocated to Landlord herein.

(c) At Closing, Tenant shall be charged the following:

(i) charges paid in advance by Landlord relating to periods post-Closing for items assumed by Tenant;

(ii) cost of recording the Deed and such other instruments as Tenant or Tenant's title company may consider necessary or desirable to be recorded;

(iii) cost of Tenant's title insurance policy and any endorsements thereto to insure over any title defect;

(iv) one-half (1/2) of the escrow fee;

(v) Tenant's attorneys' fees; and

(vi) all other fees in connection with the consummation of the transactions contemplated by this Exhibit and not expressly set forth in this Exhibit.

NOTE: THE ABOVE PRORATION SECTIONS WILL BE SUBJECT TO APPROPRIATE MODIFICATION TO REFLECT THAT TENANT WILL BE PAYING CERTAIN EXPENSES ASSOCIATED WITH THE OWNERSHIP AND OPERATION OF THE PROPERTY PRIOR TO CLOSING.

7. INSTRUMENTS OF CONVEYANCE AND OTHER DOCUMENTS.

(a) On or prior to the Closing Date, Landlord shall deposit with Escrow Agent the following documents:

(i) the Deed;

(ii) a bill of sale conveying to Tenant such of Landlord's personal property as is located at and used in connection with the operation of the Property, except as may be expressly excluded by Landlord;

(iii) an assignment and assumption of the tenant leases (the "Assignment of Leases"), pursuant to which Landlord assigns and Tenant assumes all of Landlord's right, title, and interest as lessor under the tenant leases;

(iv) an assignment of the Service Contracts and the Intangible Property (the "Assignment of Service Contracts and Intangible Property"), pursuant to which Landlord assigns and Tenant assumes all of Landlord's right, title, and interest in and to the service contracts and the intangible property identified by Landlord;

(v) a counterpart settlement statement (the "Settlement Statement") setting forth the Purchase Price and all amounts charged against Landlord;

(vi) an affidavit regarding the non-foreign status of Landlord;

(vii) a closing certificate (the "Landlord's Closing Certificate") stating that, to the actual knowledge of Landlord, there is no default under the covenants, representations and warranties of Landlord contained in this Exhibit and, in addition, that all such representations and warranties are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or specifying in reasonable detail any defaults or exceptions that may then exist, provided that Landlord shall not take any action or omit to take any action that would result in any such default or exception);

(viii) a letter to each tenant identified on the rent roll delivered by Landlord to Tenant at Closing, stating that the Property has been conveyed to Tenant as of the Closing Date and advising each tenant that all future payments of rent and all other future correspondence regarding the Property should be delivered to Tenant (the "Tenant Letters"); and

(ix) such customary affidavits, evidence and documents as may be reasonably required by Tenant's title company in order to issue so-called owner's and lender's title insurance policies insuring Tenant's title to the Property, as relate to (i) mechanics' or materialmen's liens; (ii) parties in possession; and (iii) the status and capacity of Landlord and the authority of the person or persons who are executing the various documents on behalf of Landlord in connection with the sale of the Property, together with such indemnities as Tenant's title company may reasonably require mechanics' and materialmen's liens for work performed by Landlord or materials incorporated by Landlord into the Property prior to the Closing Date.

Notwithstanding any provision herein to the contrary, in the event that Landlord cannot deliver to Tenant at the Closing one or more of the foregoing instruments or any other document or instrument required hereunder to be delivered by Landlord at the Closing, then, unless Tenant waives such failure to deliver in writing, at Landlord's option by notice given to Tenant not later than the second business day after the Closing, the Closing shall be extended for such period (not to exceed forty-five (45) days) as shall be required for Landlord to deliver such instrument(s) or document(s). If, at the expiration of the extended time, Landlord, after using commercially reasonable efforts (which efforts shall not require the expenditure of money), shall be unable to deliver one or more of such instruments) or document(s), then, at Tenant's option and as Tenant's sole remedy, Tenant shall either (i) waive Landlord's failure to so deliver such instrument(s) and document(s) and close as otherwise contemplated hereunder, or (ii) determine not to proceed to Closing, in which event the Deposit shall forthwith be refunded to Tenant, with the interest earned thereon, and all obligations of the parties hereunder shall terminate except those which specifically survive termination.

(b) On or prior to the Closing Date, Tenant shall fully execute and deposit with Escrow Agent the following documents and funds:

(i) the Purchase Price, subject to the closing adjustments contemplated hereby;

(ii) such evidence or documents as may reasonably be required by Tenant's title company evidencing the status and capacity of Tenant and the authority of the person or persons who are executing the various documents on behalf of Tenant in connection with the purchase of the Property;

(iii) a counterpart Assignment of Leases;

(iv) a counterpart Assignment of Service Contracts and Intangible Property;

(v) a certificate ("Tenant's Closing Certificate") stating that there is no default under the covenants, representations and warranties of Tenant contained in this Exhibit and, in addition, that, to Tenant's actual knowledge, all such representations and warranties are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or specifying in reasonable detail any defaults or exceptions that may then exist, provided that Tenant shall not take any action or omit to take any action that would result in any such default or exception); and

(vi) a counterpart Settlement Statement setting forth the Purchase Price and all amounts applied on behalf of or charged against Tenant.

8. DELIVERY AND PAYMENT.

Upon consummation of the transactions contemplated in this Exhibit, Escrow Agent shall disburse funds and documents as follows:

(a) To Landlord:

(i) the Purchase Price, less amounts charged to Landlord; and
(ii) executed originals of the documents and other deliveries listed in this Exhibit.

(b) To Tenant:

(i) the Deed, the Assignment of Leases and title clearing documents, if any (each of which may be released by Escrow Agent to Tenant's title insurance company prior to the Closing for recording contemporaneously with the Closing pursuant to usual and customary escrow instructions for commercial real estate transactions in Boston, Massachusetts);

(ii) executed originals of the documents and other deliveries listed in Section [            ] above, except as provided in (i) above; and

(iii) the balance, if any, in the escrow account to the credit of Tenant by check or by wire transfer payable to Tenant.

At Closing, Landlord shall deliver, or cause its on-site property manager to deliver, to Tenant, all to the extent in Landlord's possession or control, original executed copies of all tenant leases and service contracts, the original plans and specifications for the Property, building permits, certificates of occupancy, and such other certificates, licenses, and permits as may relate to the operation of the Property, and the originals or photocopies of all books, accounts, and records relating to the Property.

9. NO OUTSIDE REPRESENTATIONS/AS-IS SALE.

(a) The Offer Notice and this Exhibit contains all of the terms and conditions agreed upon, it being understood that there are no outside representations or oral agreements.

(b) The Property is being sold in an "AS IS, WHERE IS" condition and "WITH ALL FAULTS". No representations or warranties, express, implied or arising by operation of law, have been made or are made and no responsibility has been or is assumed by Landlord or by any partner, officer, person, firm, agent, attorney, or representative acting or purporting to act on behalf of Landlord as to the condition or repair of the Property or the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect the Property of the condition, repair, value, expense of operation or income potential of the Property or any portion thereof. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Exhibit and the schedules and exhibits hereto annexed, which, along with any confidentiality agreements or access agreements that have been or may be entered into between the parties, alone fully and completely express their agreement, and that this Exhibit has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Exhibit or such schedules or exhibits. Landlord makes no representations or warranties as to whether the Property contains asbestos or any hazardous materials or harmful or toxic substances, or pertaining to the extent, location or nature of same, if any. Further, to the extent that Landlord has provided to Tenant access or use of a physical or electronic data room or internet site (any such form of access or use referred to as "Data Room") or information from any inspection, engineering or environmental reports concerning asbestos or any hazardous materials or harmful or toxic substances, Landlord makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such Data Room or reports. Tenant acknowledges that Landlord has requested that Tenant inspect the Property fully and carefully and investigate all matters relevant thereto and that Tenant rely solely upon the results of Tenant's own inspections or other information obtained or otherwise available to Tenant, rather than any information that may have been provided by Landlord to Tenant. Tenant expressly understands and acknowledges that it is possible that unknown liabilities may exist with respect to the Property and Tenant explicitly took that possibility into account in determining and agreeing to the Purchase Price.

(c) Tenant waives and releases Landlord from any present or future claims arising from or relating to the presence or alleged presence of asbestos or any hazardous materials or harmful or toxic substances in, on, under or about the Property, prior to, on or after the date hereof, including without limitation any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, (iii) this Exhibit, or (iv) the common law. Tenant and its successors and assigns covenant and agree to defend, indemnify and hold harmless Landlord from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, relating to any asbestos and hazardous materials or harmful or toxic substances heretofore or hereafter in, at, about or under the Property. The terms and provisions of this paragraph shall survive Closing hereunder or termination of this Exhibit.

(d) The provisions hereof shall survive the Closing and delivery of the Deed and shall not be merged thereby.

10. BROKER'S COMMISSION.

Landlord and Tenant each represent and warrant to the other that the warranting party has had no dealing with any other dealer, real estate agent, or broker so as to entitle such other dealer, agent, or broker to receive any commission or fee in connection with sale of the Property to Tenant. If for any reason any such commission or fee shall become due, the party dealing with such dealer, agent, or broker shall pay any such commission or fee and shall indemnify, defend, and save the other party harmless from and against any and all claims for any such commission or fee and from any attorneys' fees and litigation or other expenses relating to any such claim. The provisions of this Section shall survive the Closing or the termination of this Exhibit.

11. ASSIGNMENT.

The Right of First Offer may not be assigned by Tenant without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion.

12. LANDLORD'S LIMITED LIABILITY.

It is hereby expressly agreed that any liability of Landlord arising hereunder, for any reason whatsoever, shall be limited to Landlord's interest in and to the Property and the proceeds thereof. It is further hereby expressly agreed that in no event shall any member, manager, officer, director, employee, agent or representative of Landlord have any personal liability in connection with this Exhibit or the transaction envisioned herein.

13. TIME OF THE ESSENCE.

Time is of the essence hereof.

14. SEVERABILITY.

If any provision hereof, or its application to any person or circumstance, is held to be invalid or unenforceable to any extent, that holding shall not affect the remainder of this Exhibit or the application of that provision to persons or circumstances other than that to which it was held invalid or unenforceable.

15. The provisions hereof shall be subject to reasonable modification to reflect changes in local conveyancing custom and practice and necessary adjustments to the extent the Specified Interest shall not be real property.

EXHIBIT B_CLOSING PUNCHLIST
State Street Financial Center
Estoppel Certificate
Outstanding items

9-Feb-04
Item	Issue	State Street owes KBJV	KBJV owes State Street
FINANCIAL ISSUES
Boston Fire Watch	Invoice #1 from KBJV dated 11/14/03	$74,687
Bus duct claim	State Street has costs associated with base building bus duct failures Claim submitted: $503,117 Paid T. D. $50,000		$453,117
Stairwell door hardware	Have not received invoices from KBJV for SSC portion
Cleanup	State Street had to clean an extraordinary amount of base building debris from several floors Reimbursement of costs.		$6,383
PUNCHLIST/DESIGN DEFICIENCIES
Building heat	Base building heating plant is insufficient to maintain building temperatures as required by lease State Street/BR+A to propose a solution		Cost: roughly $ 70,000
Shell possession punchlist	KBJV items outstanding for floors 8 -20: see attached list. State Street has not yet submitted formal punchlist for floors 10-14.
Canopy	KBJV incomplete work includes canopy and trench drain
Historic wall	KBJV construction incomplete

State Street Financial Center
Estoppel Certificate
Outstanding items

9-Feb-04
Item	Issue	State Street owes KBJV	KBJV owes State Street
Certificate of occupancy	KBJV has a temporary certificate of occupancy for the base building. Needs to be converted to a permanent C of O.
Landlord�s contribution	Payment is due for the period ending 12/31/03		$2,336,068
Exterior soffit lights at entrances	Original lighting did not fit - is any required? Holes need to be capped if no lights are being installed. The open holes allow major air infiltration into the building.
Drain odor	Drains in mechanical rooms and restrooms are drying out and allowing sewer gas into tenant space
37th floor distribution panel	Critical panel has deficiencies which need to be repaired
Flag poles	Design of poles causes flags to twist. Needs to be corrected.
Building leaks	There were some fairly severe leaks in the building as recently as early January. What is status of repairs? Ongoing leaks may induce additional mould issues.
Elevators	Gongs have not all been adjusted; some are still too quiet. Not all hall lanterns work.
Heat in loading dock	Floor 2 is too cold. Unheated loading dock may be the cause.

State Street Financial Center
Estoppel Certificate
Outstanding items

9-Feb-04
Item	Issue	State Street owes KBJV	KBJV owes State Street
Window washing davits	Will they be used? If not do they need to stay in place? Can they be covered?
Interface for Base Building Security Cameras	KBJV has not provided interface for SSC to view base building cameras.
Corner exterior lighting	Tenant not satisfied with color
Base Building Security System	Letter of testing and completion of Base Building Security System has not been received.
Penthouse electrical switchgear have numerous installation problems identified and noted in ET&M report 1/16/04
KBJV has not submitted final drawings for BFD Communications room on 37.
Abaondoned bus duct on P-3 has not been removed.
Fuel piping riser protection not complete. Garage exhaust fan protection not complete.
Excesive infiltration of cold air exists at stair towers, elevator shafts, ground floor entrances and ground floor loading dock
Control of Mammoth unit discharge temperatures is inconsistent and unacceptable
Cooling tower make-up water lines not properly

State Street Financial Center
Estoppel Certificate
Outstanding items

9-Feb-04
Item	Issue	State Street owes KBJV	KBJV owesState Street
heat traced. Line has frozen. Repair complete?
VFD for P-5/6 malfunctioning intermittently and not resolved
Second floor Lincoln exhaust fan room electric heat was not wired. Sprinkler froze, damage. Resolved?
John Hynes outside door leaks. Resolved?
No heat in restrooms. Major issue.
Can not keep building warm. Major issue. Infiltration excessive.
Totals		$74,687	$2,865,568
Net			$2,790,881

EXHIBIT C-
GARAGE LEASE PROVISIONS

1.	Term: From the Commencement Date of the Garage Lease through September 30, 2023, with two options to extend for ten years each.

2.	Fixed Rent:

(i)	For Initial Term:

Year	Fair Market Rent
Commencement Date - 12/31/2004	$2,500,000.00
1/1/2005 - 12/31/2005	$3,000,000.00
1/1/2006 - 12/31/2006	$3,500,000.00
1/1/2007 - 12/31/2007	$4,000,000.00
1/1/2008 - 12/31/2008	$4,400,000.00
1/1/2009 - 12/31/2009	$4,800,000.00
1/1/2010 - 9/30/2023	Annual CPI Increases
________

From January 1, 2010 through September 30, 2023 the fixed rent shall be subject to CPI increases over and above the CPI for January 1,2009.

(ii)	For Extensions:

at Fair Market Rent determined on substantially the same basis as in Article 21 of the Lease, modified to exclude factors not applicable to garages, including, without limitation, subsections 21.3(b) A through E.

3.	Taxes and Operating Expenses

●	Tenant shall pay for Garage Taxes (as defined in the Lease) as well as taxes on its personal property and any other taxes separately attributable to garage operations.

●	Tenant shall be responsible for all costs incurred in connection with the operation and maintenance of the Garage as provided in Section 23.4 of the Lease

●
Tenant shall have the right to have electricity or water, or both, separately metered at any time at Tenant's cost and thereafter pay for such utilities directly to the applicable providers in which event the categories of electricity and water, as applicable, shall no longer be part of Operating Expenses.

4.	Landlord's Repairs and Maintenance Responsibilities

●
Subject to reimbursement for Operating Expenses to the extent provided for in the Lease, Landlord shall remain solely responsible for all repairs and maintenance of the structure of the Building, including any latent defects in Base Building Construction in the Garage. Not in limitation of the foregoing, Tenant shall have no responsibility to pay for replacement of the concrete slab flooring in the Garage.

5.	Services to be Provided by Landlord

●
Subject to reimbursement from Operating Expenses, Landlord shall furnish to the Garage and maintain ventilation, electricity, water, sewer, security, life and safety and alarm systems through Building systems that service both the Building and Garage and Landlord shall remove snow and ice from the ramps.

6.	Casualty and Taking

●	The parties agree that the provisions of the Lease concerning casualty and taking may require different treatment in the Garage Lease and will be negotiated.

7.	Kingston Easement

●
The terms and conditions of any parking sublease or other parking arrangement entered into pursuant to the Kingston easement providing for use by the Kingston residents of up to 42 spaces at prevailing monthly parking rates shall have Tenant as the lessor and the documentation of such arrangement shall be subject to Tenant's reasonable approval.

8.	Abatements; Self-Help

●
The parties recognize the special nature of the business of running a parking garage and shall negotiate appropriate provisions concerning abatement of rent. Tenant shall have the right of self-help to remedy conditions materially and adversely affecting Tenant's use of the Garage for any condition in a critical area of the Garage (to be defined in the Garage Lease) prevailing for four (4) hours or more.

9.	Other Terms and Conditions

●
It is the intent to have consistency between the Garage Lease and the Lease as to the same "boiler plate" provisions wherever practicable, noting the need for different treatment given the differences between garage and office properties, so that such terms and conditions of the Lease (adapted where apt) shall be used for the Garage Lease, including without limitation but subject to modification, if apt, Article 8 (alterations) Article 9 (laws, ordinances, requirements of public authorities), Article 11 (insurance), Article 13 (assignment, subletting, mortgaging), Article 17 (subordination, assignment of rents), Article 18 (additional tenant covenants), Article 19 (Tenant's default; Landlord's remedies); Article 31 (resolution of disputes).

10.	Assignability

●	The Garage Lease shall be assignable separate from or together with the Lease.